CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT AS SUCH INFORMATION IS BOTH (1) NOT MATERIAL AND (2) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED

AMENDMENT NUMBER FORTY-TWO
TO
SUB-ADMINISTRATION AGREEMENT
THIS AMENDMENT NUMBER FORTY-TWO TO SUB-ADMINISTRATION AGREEMENT (this “Amendment”) is entered into as of the 1st day of July, 2020 (“Amendment Effective Date”) by and between Global X Management Company LLC, a Delaware limited liability company (“GXMC”), and SEI Investments Global Funds Services, a Delaware statutory trust (the “Sub-Administrator”).
WHEREAS, GXMC serves as investment adviser and administrator to Global X Funds (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended;
WHEREAS, GXMC and the Sub-Administrator entered into a Sub-Administration Agreement dated as of the 25th day of November, 2008, as amended, pursuant to which the Sub-Administrator agreed to provide certain administrative, accounting and compliance services with respect to the Trust (the “Agreement”); and
WHEREAS, GXMC and the Sub-Administrator desire to further amend the Agreement on the terms and subject to the conditions provided herein.
NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	New Section 2.0 (Service Level Agreement). A new Section 2.06 (Service Level Agreement) is hereby added to the Agreement as follows:
2.06     Service Level Agreement. Sub-Administrator shall provide the Services in accordance with the Service Level Agreement (“SLA”) attached hereto as Schedule V and incorporated herein by reference.

2.	Section 9.01 (Term and Renewal). Section 9.01 (Term and Renewal) is hereby deleted in its entirety and replaced as follows:
9.01     Term and Renewal. This Agreement shall become effective as of the Effective Date and shall remain in effect through and until August 31, 2022 (the “Initial Term”), and thereafter shall automatically renew for successive eighteen month terms (each such period, a “Renewal Term”) unless terminated by any party giving written notice of non-renewal at least one hundred and eighty (180) days prior to the last day of the then current term to each other party hereto.

3.	Schedule III (Fees). Schedule III (Fees) of the Agreement is hereby deleted and replaced in its entirety with the Schedule III (Fees) as set forth on Attachment 1 hereto.

4.	New Schedule V (Service Level Agreement). A new Schedule V (Service Level Agreement) is hereby added to the Agreement as set forth on Attachment 2 hereto.

5.
Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

6.
Counterparts. This Amendment may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Amendment shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original, scanned or facsimile signatures of each of the parties.

7.
Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Amendment, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first above written.

SEI INVESTMENTS GLOBAL FUNDS SERVICES By: /s/ John Alshefski Name: John Alshefski Title: SVP	GLOBAL X MANAGEMENT COMPANY LLC By: /s/ Luis Berruga Name: Luis Berruga Title: CEO

ATTACHMENT 1

SCHEDULE III
Fees
Administration and Accounting Fee:

The following fees are due and payable monthly to Sub-Administrator pursuant to Section 8 of the Agreement. GXMC will be charged the greater of the applicable Asset Based Fee or the Annual Minimum Fee, in each case calculated in the manner set forth below.
Asset Based Fees: (assessed monthly in arrears based on the aggregate average daily net assets of the Trust:

Trust Assets	Basis Points
First $5 billion in aggregate net assets of the Trust	[ ]
Next $5 billion in aggregate net assets of the Trust	[ ]
Aggregate net assets of the Trust in excess of $10 billion	[ ]

* Notwithstanding [ ].

For example purposes, [ ].

For further example purposes, [ ]:

1)	[ ].
+

2)	[ ]
+

3)	[ ]

Annual Minimum Fee (calculated and paid on a monthly basis):

Funds	Annual Minimum Fee
Up to the first 20 Funds set forth on Schedule I of this Agreement	[ ]*
Each Additional Fund set forth on Schedule I of this Agreement	[ ]**

* Notwithstanding [ ].

** [ ].

N-PORT and N-CEN Services Fees: (calculated and payable monthly)
$[ ]*
*GXMC acknowledges and agrees that Sub-Administrator shall begin performance of N-PORT Services promptly after the Amendment Effective Date, however performance of N-CEN Services shall not commence until GXMC provides written notice to Sub-Administrator of its desire for Sub-Administrator to commence such services. From the Amendment Effective Date through and until April 1, 2019, unless GXMC requests commencement of the N-CEN Services prior to April 1, 2019, the N-PORT and N-CEN Services Fees shall be reduced to equal $[ ] per Fund per annum ($[ ] per Fund per month). N-PORT and N-CEN Service Fees shall not be payable after March 31st of each year should GXMC provide at least 90 days prior written notice that it desires to cease receipt of N-CEN and N-PORT Services.
[ ]:

[ ].

Out of Pocket Expenses:

All reasonable out of pocket expenses (i.e., blue sky fees, fulfilment charges, pricing service fees, postage, registration fees, facsimile and telephone charges) incurred by the Sub-Administrator on behalf of the Trust will be billed to GXMC quarterly in arrears.
Change of Terms:
This schedule is based upon regulatory requirements and the Trust’s requirements as set forth in its Trust Materials as of the Effective Date, as well as existing business partners, including without limitation, Brown Brothers Harriman & Co. as the Trust’s custodian and transfer agent. Any material change to any of the foregoing, including but not limited to, a material change in the Trust’s custodian and transfer agent, assets or the investment objective of a Fund will constitute a material change to this Agreement. If such a change occurs, the Sub-Administrator agrees to review the change with representatives of the Trust and GXMC and provide information concerning the feasibility of implementing any additional, different or enhanced services and associated costs resulting from such change. The parties shall then in good faith agree to mutually agreeable terms applicable to such additional, different or enhanced service.

ATTACHMENT 2

SCHEDULE V

Service Level Agreement

The Sub-Administrator’s performance will be measured against the Performance Standards set forth herein, as more fully described below.

I.	PERFORMANCE STANDARDS

•	Data Collection and Performance Calculation
Beginning on first date on which any Fund of the Trust begins trading, Sub-Administrator will measure Sub-Administrator’s performance of each Key Performance Indicator (“KPI”) against the performance standards (“Performance Standards”) as set forth below.
Sub-Administrator shall, on a regular basis, collect and compile data regarding its performance for each KPI. Sub-Administrator will calculate its performance rating for the applicable calendar month/quarter (“Performance Rating”) for each KPI using the following formula: (number of items processed in each calendar month/quarter that meet the applicable KPI description divided by the total number of items processed in the calendar month/quarter that were subject to such KPI description) = X%. An item shall be deemed to be processed in the calendar month/quarter in which the last action occurs with respect to the applicable transaction event. The Performance Rating is compared with the applicable Performance Standard to determine whether Sub-Administrator is in compliance with the standards set forth in this Service Level Agreement.
For some KPI’s (“Low Volume KPI”) in which a low number of items are processed in a calendar month/quarter, the calculated Performance Rating may not be an accurate indicator of performance. Particularly, if a single item processed outside the KPI description causes the Performance Rating to fall below the Performance Standard, either (1) the KPI should be monitored for a longer period or (2) the Performance Rating for a broader KPI description should be utilized as a more reliable indicator of performance when determining appropriate actions outlined below.

•	Performance Reporting
Beginning with the calendar quarter that begins October 1, 2020, within sixty (60) calendar days after the end of each calendar quarter, Sub-Administrator shall deliver to the Trust and GXMC, a report (the “Quarterly Performance Report”) that shall set forth Sub-Administrator’s Performance Rating for each KPI, determined based on the applicable measurement window for each KPI.

(i)	Performance Incidents
In the event that the Performance Rating for any KPI is less than the applicable Performance Standard (hereinafter, a “Performance Shortfall”), the following corrective action shall be taken:
Sub-Administrator shall prepare and present to GXMC a corrective action plan to address and correct the cause of the Performance Shortfall, which plan shall contain a date by which Sub-Administrator is to have completed all actions under such plan (“Action Plan Completion Date”). In the first full month (for KPIs measured monthly) or quarter (for KPIs measured quarterly) immediately following the month / quarter of the Action Plan Completion Date, Sub-Administrator will prepare and present to GXMC a report for the applicable KPI using the following formula: (number of items processed in the month/quarter that meet the applicable KPI description divided by the total number of items processed in the month/quarter that were subject to such KPI description) = X%. If the resulting Performance Rating fails to meet the Performance Standard for the applicable KPI, (a) an “Initial Performance Incident” will be deemed to have occurred with respect to the applicable Performance Standard, (b) Sub-Administrator will prepare a revised corrective action plan (with a revised Action Plan Completion Date), and (c) Sub-Administrator will owe a monetary credit to GXMC, as indicated below with respect to an “Initial Performance Incident.”
If Sub-Administrator’s Performance Rating for a second time fails to meet the Performance Standard for the applicable KPI due to a Performance Shortfall within the two calendar quarters following the date of the Initial Performance Incident, (a) a “Second Performance Incident” will be deemed to have occurred with respect to the applicable Performance Standard, (b) Sub-Administrator will prepare a second corrective action plan (with an Action Plan Completion Date) and (c) Sub-Administrator will owe a monetary credit to GXMC, as indicated below with respect to a “Second Performance Incident.”
If Sub-Administrator’s Performance Rating for a third or subsequent time fails to meet the Performance Standard for the applicable KPI due to a Performance Shortfall within the two calendar quarters following the date of the Initial Performance Incident, (a) a “Third Performance Incident” will be deemed to have occurred with respect to the applicable Performance Standard, (b) Sub-Administrator will prepare a third corrective action plan (with an Action Plan Completion Date) and (c) Sub-Administrator will owe a monetary credit to GXMC, as indicated below with respect to a “Third Performance Incident.”
If Sub-Administrator meets the Performance Standard for the applicable KPI due to a Performance Shortfall in either of the two calendar quarters following any Performance Incident, the next failure by Sub-Administrator to meet the Performance Standard for the applicable KPI due to a Performance Shortfall shall again be deemed to be an Initial Performance Incident.

(ii)	Performance Credits

Performance Incident	Performance Credit
Initial Performance Incident	[ ]
Second Performance Incident	[ ]
Third Performance Incident	[ ]

Sub-Administrator will include any Performance Credit owed to GXMC on an invoice issued to GXMC following the applicable Performance Incident. Such Performance Credit shall be the sole and exclusive remedy in connection with the Performance Incident as it relates to the rights and obligations under this Schedule V, but shall in no way affect any other rights granted pursuant to this Agreement, including any other remedies provided for under the Agreement to the extent that such Performance Incident would otherwise constitute a material breach of the Agreement.

(iii)	Performance Standard Exceptions
In connection with determining whether a Performance Rating constitutes a Performance Shortfall, Sub-Administrator will be excused from failure to satisfy a Performance Standard and such failure shall not be a Performance Shortfall if: (1) GXMC is in breach of its obligations under the Agreement; or is not acting in accordance with generally accepted industry practices; or is not acting in a manner to which the parties have otherwise mutually agreed in writing; (2) GXMC has delegated one or more of their obligations to third parties and such third parties do not perform within the requirements of the Agreement; (3) GXMC or any of its agents change data previously provided to Sub-Administrator or supply incorrect or incomplete instructions or data; or (4) performance within the stated KPI is adversely affected by (a) a change in the standards of a third party processing agent outside of the control of Sub-Administrator; (b) circumstances or events subject to Force Majeure; (c) Sub-Administrator’s obligations to comply with any law, including without limitation, any AML Laws or (d) a disaster recovery event. Additionally, Sub-Administrator will be excused from meeting a Performance Standard in instances where there is a significant one time increase in processing activity, such as but not limited to opening or closing of multiple Funds in a single measurement period. These types of activities are considered special projects, and, project scope, timelines, and resource requirements shall be reviewed with Sub-Administrator in advance of project initiation.

(iv)	Key Performance Indicators; Performance Standards
All times listed in the table below are Eastern Time.

Key Performance Indicator	Responsibility of the Trust or GXMC	Sub-Administrator Responsibility	Service Level	Measurement Method	Measurement Window	Performance Standard
ETF NAV Accuracy	Provide, either directly or through a third party service provider, to Sub-Administrator accurate security trade information, AP activity, cash and asset data, and pricing vendor files.	Calculate accurate fund NAVs per share (reporting NAV)	If accurate security trade information, AP activity, cash and asset data, and pricing vendor files are received by Sub-Administrator in the proper formats, Sub-Administrator will calculate and disseminate accurate fund NAVs.	The funds’ NAV error and reimbursement policy will be used to determine when material NAV per share errors have occurred.	Monthly	99%
Portfolio Composition Files Timeliness	Deliver ETF Baskets to Sub-Administrator by 4:00pm each Business Day	Deliver Portfolio Composition Files to Custodian for transmission to DTCC by cutoff time each Business Day	If ETF Baskets are delivered to Sub-Administrator by 4:00pm, Sub-Administrator will deliver PCF to Custodian for transmission to DTCC by cutoff time each Business Day	# of Portfolio Composition Files that are delivered by Sub-Administrator to Custodian for transmission to DTCC by cutoff time / # Portfolio Composition Files expected to be transmitted to DTCC by cutoff time	Monthly	99%
Delivery of Website Data Files Timeliness	Deliver Website Data Update Files in accordance with agreed upon timelines with GXMC	Sub-Administrator shall deliver the Website Data Update Files in accordance with agreed upon timelines	If accurate vendor files are received by Sub-Administrator in the proper formats, Sub-Administrator will drop the appropriate file(s) to the ftp site by the required time	# of files delivered to ftp site by the required time / # of files expected	Monthly calculation based on a rolling 6 month period	98%

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